Exhibit 10.123

FIFTH AMENDMENT TO THE LICENSE AGREEMENT

This FIFTH AMENDMENT (this “Fifth Amendment”) to the License Agreement dated July 14, 2004, as thereafter amended (the “Agreement”) by and between Vernalis Development Limited (“Vernalis”) and Endo Pharmaceuticals Inc. (“Endo”), is entered into as of August 15, 2011 (the “Fifth Amendment Effective Date”) . Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

WHEREAS, pursuant to the Agreement, Vernalis granted to Endo certain rights and licenses to the Product under Vernalis IP;

WHEREAS, Vernalis wishes to assign the Assigned Patents (as defined below) pursuant to a separate patent assignment document;

WHEREAS, the Parties wish to further amend the Agreement to reflect the new ownership arrangement of the Assigned Patents;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto agree that with effect from the Fifth Amendment Effective Date:

1.	Notwithstanding the assignment by Vernalis to Endo of the Assigned Patents, all financial terms and rights and obligations of the parties contained in the Agreement (including without limitation Endo’s obligations to pay milestones and royalties to Vernalis in relation to the Assigned Patents) shall remain unchanged, except as expressly varied by the terms of this Fifth Amendment. For the avoidance of doubt, neither the assignment of the Assigned Patents as referred to above, nor anything in this Fifth Amendment, shall operate to grant Endo any rights outside the Territory or diminish any of Vernalis’ rights outside the Territory.

2.	Section 1 of the Agreement is hereby amended by inserting the following definition as Section 1.1.5A:

“Assigned Patents”—the Patent Rights listed in Schedule 12.

3.	Section 1 of the Agreement is hereby amended by inserting the following definition as Section 1.1.101A:

“US”—the United States of America.

4.	Section 1.1.108 of the Agreement shall be deleted in its entirety and replaced with new Section 1.1.108 which shall read as follows:

“Vernalis Patent Rights”—the Patent Rights which are owned by or licensed to Vernalis at the Closing Date Covering the Compound or its manufacture or use in the Territory set forth in Schedule 8 and subject to the provisions of Clauses 8.11 and 8.12, any other Patent Rights in the Territory which are owned by or licensed to

Vernalis (other than from Endo) during this Agreement which Cover (i) the making, using or Commercialisation of Compound or Product in the form which it exists at the Closing Date; and (ii) Product Enhancements, to the extent Vernalis has the rights to license the same. When used in Sections 3.1 10.1 and 15.2 (as a constituent part of the definition “Vernalis IP”), and in Sections 12.1, 12.2, 12.5, 12.6, 12.8 and 15.2 “Vernalis Patent Rights” excludes in each case ((i) and (ii)) the Assigned Patents.

5.	The Agreement is hereby amended by adding new Section 1.2 which shall read as follows:

References in this Agreement to “sublicense” or “sublicensing” by Endo shall be taken also to mean “license” or “licensing” by Endo, and related references to “sublicensee” shall be taken also to mean “licensee”, as the context requires.

6.	The Agreement is hereby amended by adding new Section 3.9 and new Section 3.10 which shall read as follows:

“3.9 Subject to Clause 3.10, Endo hereby grants Vernalis a royalty-free, fully paid-up, non-terminable, irrevocable, perpetual license under the Assigned Patents, which shall be sublicensable through multiple tiers:

(a) to manufacture, have manufactured and use the Product in the US solely for the purpose of exporting the Product outside the Territory, which license shall be non-exclusive;

(b) subject to Clause 8.10, to conduct or have conducted a Territory Study in the US, which license shall be exclusive; and

(c) for all purposes other than to make, have made, use, Commercialise and have Commercialised the Product in the US, which license shall be exclusive.

3.10 With respect to each Assigned Patent, Vernalis may, at its sole discretion, at any time or times, on written notice to Endo specifying the relevant Assigned Patent (a) convert the license granted pursuant to Section 3.9 under such Assigned Patent into a non-exclusive license; or (b) whether or not such license is exclusive, or has been converted into a non-exclusive license, terminate such license, in which case the reference to Assigned Patents in Section 3.9 shall not include such Assigned Patent.”

7.	The Agreement is hereby amended by adding new Section 12.1A which shall read as follows:

“12.1A Endo shall have the obligation to prepare, file, prosecute and maintain (with the same or substantially similar coverage) the Assigned Patents in the US at its own cost and expense and using legal counsel of its own choosing. At Endo’s sole expense (which shall include without limitation the payment by Endo of Vernalis’ reasonable patent attorney charges and expenses), Vernalis shall provide reasonable assistance to Endo and Endo’s legal counsel by (a) assisting with the reasonable enquiries of Endo’s legal counsel regarding the Assigned Patents and their prosecution and (b) providing such information as may be in Vernalis’ possession and executing all documents reasonably required to effectuate this Section 12.1A.”

8.	The Agreement is hereby amended by adding new Section 12.6A which shall read as follows:

“12.6A Endo shall have the exclusive right, but not the obligation, to, at its own cost and expense, enforce the Assigned Patents against infringers in the Territory, including, without limitation, to sue and collect damages for infringement, including past infringement or misappropriation, and/or to defend against any Third Party claim of invalidity or unenforceability of any Assigned Patents (collectively, “Actions”). If requested by Endo, Vernalis shall provide all necessary assistance to Endo in relation to such proceeding. Endo shall, upon demand by Vernalis, indemnify Vernalis against the Costs of such activity unless Vernalis elects to be separately represented, which separate representation shall be at Vernalis’ own cost and expense. Endo may enter into settlements, stipulated judgments or any other arrangements respecting such infringement or alleged invalidity in the Territory. If Endo succeeds in any such infringement proceedings whether at trial or by way of settlement, Endo shall be entitled to retain such part of any award of Costs and damages made in such proceedings or settlement sum as is equal to Endo’s Costs of taking the proceedings and shall be entitled to retain the balance received by Endo less an amount equivalent to the royalties which would have been due to Vernalis on the balance as if they were Net Sales which amount shall be paid to Vernalis”

9.	The Agreement is hereby amended by adding new Section 12.8A which shall read as follows:

“12.8A Should Vernalis receive a certification from a Third Party in the US under the US “Drug Price Competition and Patent Term Restoration Act of 1984 (Public Law 98-417), as amended (21 U.S.C. § 355(j)(2)(A)(vii)(IV) for the Assigned Patents Covering the making, having made, using or Commercialisation of a Product, then Vernalis shall immediately give written notice to Endo of such certification.”

10.	The Agreement is hereby amended by adding new Section 18.1.3A which shall read as follows:

“18.1.3A Immediately assign to Vernalis all right, title and interest in and to the Assigned Patents and shall do, or procure the performance of, all further acts, and execute and deliver (or procure the execution and delivery of) all further documents, that are necessary or desirable to vest in Vernalis the full benefit of all right, title and interest in and to the Assigned Patents, at Endo’s cost and expense.”

11.	The Agreement is hereby amended by inserting in Section 19.1 “, the Assigned

Patents” between “the Endo IP” and “ or the Endo Copyright”.

12.	The Agreement is hereby amended by inserting the list of Patent Rights set forth in Annex 1 to this Fifth Amendment as Schedule 12 to the Agreement.

13.	All terms and conditions of the Agreement not specifically amended herein shall remain unchanged and in full force and effect.

14.	This Fifth Amendment shall be binding on each Party’s successors and assigns.

15.	This Fifth Amendment may be executed in multiple counterparts, each of which shall be deemed an original, but all of which shall constitute the same agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Fifth Amendment as of the day and year first above written.

ENDO PHARMACEUTICALS INC.		VERNALIS DEVELOPMENT LIMITED

By:	/s/ DAVID P. HOLVECK	By:	/s/ IAN GARLAND
Name: David P. Holveck		Name: Ian Garland
Title: President and CEO		Title: Chief Executive Officer

Annex 1

Assigned Patents

Patent No.	Issue Date	Inventor
5,464,864,	7 Nov. 1995	King et al.
5,616,603	1 April 1997	Borrett et al.
5,637,611	10 June 1997	King et al.
5,827,871	27 Oct. 1998	King et al.
5,962,501	5 October 1999	Borrett et al.